UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 1, 2020
Date of Report (date of earliest event reported)

CROSSFIRST BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Kansas	001-39028	26-3212879
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11440 Tomahawk Creek Parkway, Leawood Kansas
(Address of Principal Executive Offices)

66211
(Zip Code)

(913) 312-6822
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CFB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement
As previously disclosed, the Board of Directors (the “Board”) of CrossFirst Bankshares, Inc., a Kansas corporation (the “Company”) and the holding company for CrossFirst Bank (the “Bank”), appointed Michael J. Maddox to serve as the Company’s President and Chief Executive Officer, effective June 1, 2020 (the “Effective Date”). In connection with this appointment, the Company and Mr. Maddox entered into a new employment agreement, dated as of the Effective Date (the “Employment Agreement”), which superseded and replaced Mr. Maddox’s prior employment agreement with the Company.
Pursuant to the Employment Agreement, Mr. Maddox will serve as President and Chief Executive of the Company and as a director of the Board and a director of the board of directors of the Bank. The Employment Agreement is for an initial term of two years with automatic annual renewals thereafter unless either party provides notice of non-renewal at least 30 days prior to the ensuing termination date, or unless Mr. Maddox’s employment is earlier terminated in accordance with the agreement. Under the Employment Agreement, Mr. Maddox is entitled to an annual base salary of not less than $500,000 and is eligible to receive periodic incentive bonuses for each fiscal year, with the bonus opportunity being equal to 60% of his base salary (for the full 2020 calendar year). Mr. Maddox is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with the Company’s established policies. The fringe benefits to which Mr. Maddox is entitled include the following: (i) taking reasonable vacation time when needed; (ii) the ability to participate in, under the same terms and conditions as all other employees of the Company, all reasonable and customary fringe benefit plans made available to employees of the Company, including, but not limited to, group health insurance (medical, vision, and dental) and long and short term disability insurance; (iii) mobile communications devices; (iv) an automobile allowance; and (v) the continued and existing use of club memberships in connection with the Company’s business.
Pursuant to the Employment Agreement, Mr. Maddox will have the right to participate in the Company’s 2018 Omnibus Equity Incentive Plan (the “Omnibus Plan”), as determined by the Board’s Compensation Committee, subject to vesting and other rights described in the Omnibus Plan. In addition, the Employment Agreement provides that Mr. Maddox’s initial equity incentive bonus opportunity under the Omnibus Plan for 2021 will be no less than 50% of his base salary. In addition, on the Effective Date, Mr. Maddox was granted the following equity awards under the Omnibus Plan pursuant to the Employment Agreement: (i) 25,907 stock settled appreciation rights (“SSARs”) with a grant price of $9.35 per share vesting in one-third annual increments (8,636 SSARs vesting on March 1, 2021, 8,636 SSARs vesting on February 28, 2022 and 8,635 SSARs vesting on February 27, 2023); and (ii) 5,376 shares of time-based restricted stock units (“RSUs”) vesting in one-third annual increments (1,792 RSUs vesting on each of March 1, 2021,February 28, 2022 and February 27, 2023).
Furthermore, the Employment Agreement requires that as a condition of his employment with the Company, Mr. Maddox will hold a minimum of $400,000 worth of equity in the Company. As a condition of Mr. Maddox’s continued employment with the Company, Mr. Maddox is prohibited from selling or transferring any of this equity in the Company without receiving consent in accordance with the terms of the Employment Agreement.
The Employment Agreement provides for certain payments in the event of a qualifying termination of employment. If Mr. Maddox’s employment is terminated during the term of the Employment Agreement due to his death or disability, Mr. Maddox will be entitled to: (i) a lump sum cash payment equal to his accrued, earned but unpaid compensation and bonuses for the period ending on his date of termination payable on the 60th day following such termination; and (ii) a lump sum cash payment equal to 12 times the Company-paid portion of the monthly COBRA continuation premiums for Mr. Maddox and his eligible dependents, if any, for COBRA continuation coverage under the Company’s health, vision and dental plans. In the case of Mr. Maddox’s termination of employment for any other reason other than his death or disability, the Employment Agreement provides that Mr. Maddox will only be entitled to those severance benefits, if any, provided under the CrossFirst Bankshares, Inc. Senior Executive Severance Plan (the “Severance Plan”) as discussed below.
Certain of Mr. Maddox’s rights to severance and other compensation in the event of termination of his employment are subject to certain restrictive covenants, including with respect to non-solicitation of the Company’s employees and customers and employment by Mr. Maddox at companies that provide financial services similar to services provided by the Company or its affiliates.
The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Senior Executive Severance Plan
On June 1, 2020, the Compensation Committee of the Board adopted and approved the Severance Plan, effective as of June 2, 2020 (the “Severance Plan”). The Severance Plan is intended to be a top-hat welfare benefit plan under ERISA. The primary purpose of the Severance Plan is to provide financial protection to certain executives of the Company, including the Company’s named executive officers, in the event of unexpected job loss.
The Compensation Committee of the Board serves as the administrator (the “Administrator”) of the Severance Plan and selects those executive officers of the Company who will be eligible to participate in the Severance Plan (referred to as “Eligible Executives”). Executive officers who have entered into employment agreements with the Company that provide for the payment of severance benefits are generally not permitted to participate in the Severance Plan.
Eligible Executives are entitled to certain benefits under the Severance Plan if the Eligible Executive experiences a “Qualifying Termination” or a “Qualifying CIC Termination” as such terms are defined under the Severance Plan. A Qualifying Termination occurs either when the Eligible Executive voluntarily terminates his or her employment with the Company as a result of a “Constructive Termination” or the Eligible Executive is involuntarily terminated by the Company without “Cause” other than death or disability, in each case, as such terms are defined under the Severance Plan. A Qualifying CIC Termination is generally defined to be a Qualifying Termination occurring during the term of the plan or for one year following a “Change in Control” or during the pendency of a “Potential Change in Control” as such terms are defined in the Severance Plan. No Eligible Executive is entitled to severance benefits under the Severance Plan unless the executive enters into a release agreement with the Company within the time period following his or her termination specified in the Severance Plan.
If an Eligible Executive experiences a Qualifying Termination and executes a release, the Eligible Executive is entitled to the following benefits under the Severance Plan:
•Payments. The Eligible Executive will be paid the following amounts in cash, less all applicable tax withholdings, ratably over six-months (unless otherwise noted) following the Eligible Executive’s termination date:
◦½ of the Eligible Executive’s annual base salary (or, in the case of Mr. Maddox, two times his annual base salary) as of the Eligible Executive’s termination date;
◦½ of the amount of the cash bonus the Eligible Executive (or, in the case of Mr. Maddox, two times his cash bonus amount) would have received under the Company’s bonus plan for the year in which the Eligible Executive’s termination date occurred, if an “at target” level of performance was achieved for the plan year and the Eligible Executive had remained employed through the end of the plan year;
◦the pro rata portion of the amount of the cash bonus the Eligible Executive would have received under the Company’s bonus plan for the year in which the Eligible Executive’s termination date occurred, if the Eligible Executive had remained employed through the end of the plan year and payable when the annual bonus payments are paid to other active bonus plan participants; and
◦one times the aggregate premium cost of six months of coverage (or, in the case of Mr. Maddox, 12 months of coverage) under the Company’s health, vision, and dental plans for the Eligible Executive and his or her dependents, if any, that were enrolled in such plans before the termination.
•Outplacement Services. The Company will reimburse an Eligible Executive up to $25,000 for reasonable and well-documented expenses directly related to outplacement counseling services during the 18-month period following termination.
•Equity Awards. Equity awards held by an Eligible Executive will vest, if at all, in accordance with their terms.
If an Eligible Executive experiences a Qualifying CIC Termination and executes a release, the Eligible Executive is entitled to the following benefits under the Severance Plan:
•Payments. The Eligible Executive will be paid the following amounts in cash, less all applicable tax withholdings, within the sixty day period following the Eligible Executive’s termination date:
◦one times the Eligible Executive’s annual base salary (or, in the case of Mr. Maddox, three times his annual base salary) as of the Eligible Executive’s termination date;

◦one times the amount of the cash bonus the Eligible Executive (or, in the case of Mr. Maddox, three times his cash bonus amount) would have received under the Company’s bonus plan for the year in which the Eligible Executive’s termination date occurred, if an “at target” level of performance was achieved for the plan year and the Eligible Executive had remained employed through the end of the plan year;
◦the pro rata portion of the amount of the cash bonus the Eligible Executive would have received under the Company’s bonus plan for the year in which the Eligible Executive’s termination date occurred, if an “at target” level of performance was achieved for the plan year and the Eligible Executive had remained employed through the end of the plan year; and
◦one times the aggregate premium cost of 12 months of coverage (or, in the case of Mr. Maddox, 18 months of coverage) under the Company’s health, vision, and dental plans for the Eligible Executive and his or her dependents, if any, that were enrolled in such plans before the termination.
•Outplacement Services. The Company will reimburse an Eligible Executive up to $25,000 for reasonable and well-documented expenses directly related to outplacement counseling services during the 18 month period following termination.
•Equity Awards. Equity awards held by an Eligible Executive will vest, if at all, in accordance with their terms.
The Severance Plan does not provide for a gross-up payment to the Eligible Executive in the event that the Eligible Executive is subject to an excise tax under Internal Revenue Code Section 4999(a). The Severance Plan contains provisions for adjustment to the timing of payments to minimize accelerated or additional tax pursuant to Internal Revenue Code Section 409A. Claims for benefits under the Severance Plan are governed by the Severance Plan’s claims procedure. Any benefits received by an Eligible Executive pursuant to the Severance Plan will be in lieu of any general severance policy or other change in control severance plan maintained by the Company.
The Severance Plan became effective on June 2, 2020, and has a one-year term with respect to severance payments in connection with a Qualifying Termination and a three-year term with respect to severance payments in connection with a Qualifying CIC Termination. Unless the Company provides notice to the Eligible Executives that the plan’s term will not be renewed at least 90 days before the end of the applicable term, the term will automatically renew for another one-year period. The Administrator has reserved the right to amend the Severance Plan at any time and in any way it determines advisable; provided that if such an amendment would materially and adversely affect the rights of any Eligible Executive, the Company must obtain the Eligible Executive’s written consent to the amendment. The Administrator also has discretionary authority to construe and interpret the terms of the Severance Plan and its decisions, actions and interpretations are final and binding on all parties.
The foregoing summary of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the Severance Plan, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossFirst Bankshares Inc.

Date: June 5, 2020	By:	/s/ David L. O’Toole
David L. O’Toole
Chief Financial Officer